Exhibit 99.1

Company Contacts: Bruce R. Wright Senior Vice President and CFO Laura Rebouché Vice President of Investor Relations		Investor Relations Agency: The Blueshirt Group Suzanne Craig, 415-217-4962 suzanne@blueshirtgroup.com Melanie Friedman, 415-217-4964
Phone:	408/321-8835	melanie@blueshirtgroup.com
Fax:	408/577-3379
Email:	lrebouche@ultratech.com

MICHAEL C. CHILD APPOINTED TO ULTRATECH BOARD OF DIRECTORS

SAN JOSE, Calif.—April 17, 2012—Ultratech, Inc. (Nasdaq: UTEK), a leading supplier of lithography and laser-processing systems used to manufacture semiconductor devices, today announced that Michael C. Child has been appointed to serve as a member of its Board of Directors.

Mr. Child joined TA Associates, Inc., a Boston-based private equity firm that manages over $16 billion in capital, in 1982, and currently serves as a Senior Advisor. Mr. Child is a board member of Finisar Corporation, IPG Photonics, and FreeWave Technologies. During his tenure at TA he has served as a Director of 16 public companies including AST Research, Cadence Design Systems, DH Technology, Eagle Test Systems, Fargo Electronics, Network General Corporation, Novellus Systems and Sonic Solutions. He served on the Board of Directors of Ultratech from 1993 to 1997. Prior to joining TA, Mr. Child worked for Rolm Corporation as a Product Manager, The Boston Consulting Group as a consultant, and Hewlett-Packard as a Production Engineer. Mr. Child received a B.S. degree in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford Graduate School of Business.

Ultratech Chairman and CEO Arthur W. Zafiropoulo noted, “We look forward to welcoming Mike back to the Board. With his extensive industry background, and his knowledge of Ultratech having served as a board member in the past, Mike will be an immediate and valuable contributor to our Board. We look forward to his guidance as we continue to expand Ultratech’s leadership position in the semiconductor equipment industry.”

About Ultratech

Ultratech, Inc. (Nasdaq: UTEK) designs, manufactures and markets photolithography and laser processing equipment. Founded in 1979, the company’s market-leading advanced lithography products deliver high throughput and production yields at a low, overall cost of ownership for bump packaging of integrated circuits and high-brightness LEDs (HBLEDs). A pioneer of laser processing, Ultratech developed laser spike anneal technology, which increases device yield, improves transistor performance and enables the progression of Moore’s Law for 45-nm and below production of state-of-the-art consumer electronics. Visit Ultratech online at: www.ultratech.com.